Exhibit 3.2

                                  LABONE, INC.
                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                           QUALIFICATIONS AND RIGHTS
                                      OF
                            SERIES A PREFERRED STOCK

     I, W. Thomas Grant II, the duly elected Chairman of the Board of Directors, President and Chief Executive Officer of LabOne, Inc., a corporation organized and existing under the laws of the State of Missouri (the "Corporation"), do hereby certify that:

     1. The name of the Corporation is LabOne, Inc. The Corporation was formerly named Lab Holdings, Inc.

     2. The following resolutions were duly adopted by the Board of Directors of the Corporation at a meeting held on February 11, 2000:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the provisions of Articles of Incorporation of the Corporation, there is hereby created a series of Preferred Stock designated as Series A Preferred Stock, consisting of Three Hundred Thousand (300,000) shares of the authorized but unissued shares of preferred stock, $.01 par value per share, of the Corporation; and

          FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions set forth in Appendix I attached hereto.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and attested by its Secretary on this 11th day of February, 2000.

                                        LABONE, INC.


                                        By: /s/ W. Thomas Grant II
                                        W. Thomas Grant II
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer
ATTEST:


/s/ Gregg R. Sadler
Gregg R. Sadler
Secretary










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State of Missouri

County of Jackson

     I, Lisa L. Meland, a Notary Public, do hereby certify that on the 28th day of February, 2000, personally appeared before me W. Thomas Grant II, who being by me first duly sworn declared that he is the Chairman of the Board of Directors, President and Chief Executive Officer of LabOne, Inc, that he signed the foregoing document as Chairman of the Board of Directors, President and Chief Executive Officer of the corporation, and that the statements therein contained are true.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal, the day and year last above mentioned.




                                        /s/ Lisa L. Meland
                                        Notary Public


My Commission Expires:

Lisa L. Meland
Notary Public - Notary Seal
STATE OF MISSOURI - Jackson County
My Commission Expires AUGUST 25, 2000































                                     PAGE 51
                                   APPENDIX I
                       RELATIVE RIGHTS AND PREFERENCES OF
                            SERIES A PREFERRED STOCK

    1. Designation. Three Hundred Thousand (300,000) authorized and unissued shares of preferred stock, $.01 par value per share, of the Corporation are hereby designated as "Series A Preferred Stock" ("Series A").


    2.  Dividends.

       (a) Each holder of a share of Series A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, subject to adjustment as hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (except any Excluded Dividend), declared (but not withdrawn) on the Common Stock, $.01 par value per share, of the Corporation (the "Common Stock"), at any time after February 11, 2000 (the "Rights Dividend Declaration Date"). As used herein, an "Excluded Dividend" shall mean a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise).

       (b) Except with respect to an Excluded Dividend, the Corporation shall declare a dividend or distribution on the Series A as provided in paragraph (a) above concurrently with or immediately after it declares a dividend or distribution on the Common Stock, and such dividend or distribution shall be payable concurrently with the dividend or distribution on the Common Stock. Except with respect to an Excluded Dividend, the Corporation shall not pay a dividend or make a distribution to holders of Common Stock unless the Corporation concurrently pays a dividend or makes a distribution to holders of the Series A in accordance with paragraph (a) above.

       (c) In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A were entitled immediately prior to such event under paragraph (a) above shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


    3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A shall have the following voting rights:

       (a) The holders of shares of Series A shall be entitled to 100 votes for each share of Series A held on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of the Series A were entitled immediately

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prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       (b) Except as otherwise provided herein or required by law, the holders of shares of Series A and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

       (c) Except as otherwise provided herein or required by law, the holders of shares of Series A shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein or as otherwise required by law) for the taking of any corporate action.


    4. Reacquired Shares. Any shares of Series A purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other Certificate of Designations establishing a series of Preferred Stock or any similar stock or as otherwise required by law.


    5.  Liquidation, Dissolution or Winding Up.

       (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Series A shall be entitled to receive the greater of (i) $100.00 per share ($1.00 per one one-hundredth of a share), or (ii) an amount per share, subject to adjustment as hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. No distribution upon liquidation, dissolution or winding up shall be made to holders of shares of Common Stock or holders of any other shares of stock ranking junior to the Series A with respect to the distribution of assets upon liquidation, dissolution or winding up until all holders of shares of Series A shall have received the amounts to which such holders are entitled under this Section.

       (b) In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A were entitled immediately prior to such event pursuant to clause (ii) of paragraph
(a) above shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.





                                     PAGE 53
6.  Consolidation, Merger, etc.

       (a) In the event the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such event shares of Series A shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

       (b) In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in paragraph (a) above with respect to the exchange or change of shares of the Series A shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


    7. Ranking. Nothing herein shall preclude the Board of Directors of the Corporation from creating any series of Preferred Stock or any similar stock ranking on a parity with or prior to Series A shares as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.


    8. Redemption. Shares of Series A shall not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire shares of Series A in any other manner permitted by law and the Articles of Incorporation and By-laws of the Corporation.


    9. Amendment. The Articles of Incorporation of the Corporation, including without limitation the provisions hereof, shall not hereafter be amended, either directly or indirectly, or through merger, consolidation or share exchange with another corporation or entity, in any manner which would alter or change the powers, preferences or special rights of the Series A so as to affect the holders thereof adversely, without the affirmative vote of the holders of a majority of the shares of Series A, voting separately as a class.


    10. Fractional Shares. The Series A may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of the Series A.






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